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                                                                      Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011 and 333-75883) on Forms S-8 of Bed Bath & Beyond
Inc. of our reports dated March 30, 2001, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of March 3, 2001 and February 26, 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended March 3, 2001 and the related schedule, which reports appear or are incorporated by reference in the March 3, 2001 annual report on Form 10-K of Bed Bath & Beyond Inc.





/S/ KPMG LLP
New York, New York
May 31, 2001